SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 30, 2008
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                            BellaVista Capital, Inc.
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             (Exact name of registrant as specified in its charter)


       Maryland                      0-30507                      94-3324992
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(State or other jurisdiction       (Commission                  (IRS Employer
      of incorporation)             File Number)             Identification No.)


                        15700 Winchester Blvd,
                            Los Gatos, CA                 95030
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (650) 328-3060
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                                       N/A
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          (Former name or former address, if changed since last report)



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Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2008, the registrant entered into a Separation Agreement with Michael Rider, the registrant's Chief Executive Officer and Chief Financial Officer and a Director of registrant, terminating his employment with the registrant effective as of that date and setting forth the terms of his termination. The agreement provides for payment of Mr. Rider's salary for a period of six months following termination, and constitutes a settlement of all obligations due Mr. Rider by the registrant and a release of all claims by Mr. Rider against the registrant.

On September 30, 2008, the registrant entered into an independent contractor agreement with Michael Rider. The agreement provides for the performance of financial consulting services by Mr. Rider upon request by the registrant.

As of October 1, 2008, the registrant entered into a Management Agreement with RMRF Enterprises, Inc., dba Cupertino Capital, a California corporation (the "Manager"). The agreement provides for the Manager to perform administrative services, property management services and loan servicing as part of the operation of the registrant's business and assets. Compensation payable to the Manager for its management services under the agreement include a one time start up fee in the amount of $75,725, and quarterly fees in the amount of (i) 0.125% of the portion of the registrant's estimated net asset value, as established by the board of directors and reported by the registrant for its previous quarter ("NAV"), allocable to portfolio assets sourced by the Manager, plus (ii) 0.25% of the NAV attributable to portfolio assets not sourced by the Manager. The term of the agreement is one year, with annual renewal for additional successive one year terms unless terminated by either party prior to a date 90 days after the end of the initial or any renewal period.

Item 1.02  Termination of a Material Definitive Agreement

The Compensation Agreement dated May 12, 2007 between the registrant and Michael Rider was terminated effective upon the execution of the Separation Agreement described in Item 1.01 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2008, the registrant entered into a Separation Agreement with Michael Rider, the registrant's President, Chief Executive Officer and Chief Financial Officer, terminating his employment with the registrant effective as of that date, and Mr. Rider resigned from the registrant's board of directors effective as of such date.

Effective as of September 30, 2008, the registrant's board of directors appointed William Offenberg, the Executive Chairman of the registrant's board of directors, as Chief Executive Officer of the registrant, and appointed Jeffrey Black, a member of the registrant's board of directors, as Chief Financial Officer of the registrant, in each case to serve in such offices at the will of the board of directors.

         William Offenberg, age 55, has been a member of the registrant's Board since July 2005. Prior to joining the Board, Mr. Offenberg acted as a consultant to the Board since July 2004. From 1998 to 2005, Mr. Offenberg was an Operating Partner at Morgenthaler Partners, a $2 billion private equity firm, where he specialized in recapitalizations and leveraged buyouts. In his capacity as Operating Partner, Mr. Offenberg has served in a variety of executive and board positions at various Morgenthaler portfolio companies. Between 1993 and 1997, Mr. Offenberg was President and Chief Executive Officer of Gatan International, a developer of scientific instrumentation. Prior to joining Gatan, Mr. Offenberg was President of Spectra-Physics Analytical from 1986 to 1993. Between 1977 and 1986, Mr. Offenberg held various management positions at Perkin-Elmer's Instrument Group. Mr. Offenberg began his career as a chemist at Atlantic Richfield. Mr. Offenberg has degree in Chemistry from Bowdoin College and did graduate work in analytical chemistry at Indiana University.

         Jeffrey Black, age 53, has been a member of the registrant's board of directors since July 2005. He is a Senior Vice President in the Silicon Valley office of Grubb & Ellis, a national real estate company, where he has worked since 1977. In his 30 years as a real estate broker, he has concluded real estate transactions in excess of $1 billion. Notable clients that Mr. Black has represented include eBay, Altera, Amdahl, AT&T, Exxon Corporation, Marriott, TRW Corporation, VLSI Technology, Steelcase, Advanced Micro Devices and Ernst & Young. He has been named one of the Top 10 Brokers Nationwide (Grubb & Ellis
2003); No. 4 Broker in Silicon Valley (San Jose Business Journal 2003); the Hall of Fame Award (Association of Silicon Valley Brokers 1997). Mr. Black has a Bachelor's of Science and Commerce degree in Finance from the University of Santa Clara.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   September 30, 2008                BellaVista Capital, Inc.



                                           By:   /s/ WILLIAM OFFENBERG
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                                                 William Offenberg, Chief
                                                 Executive Officer